Exhibit 10.1

MEMORANDUM OF AGREEMENT Dated: 27th November 2006
Norwegian Shipbrokers' Association's Memorandum of Agreement for sale and purchase of ships. Adopted by The Baltic and International Maritime Council (BIMCO) in 1956.
Code-name
SALEFORM 1993
Revised 1966, 1983 and 1986/87.

"Crusader Vessel Limited Partnership" hereinafter called the Sellers, have agreed to sell, and "Bulk Crusader Inc." - B.V.I.
hereinafter called the Buyers, have agreed to buy

Name: M/V "CRUSADER"
Classification Society/Class: Lloyd's Register of Shipping
Built: 1982	By: Ishikawajima Aioi, Japan
Flag: Panamanian	Place of Registration: Panama
Call Sign: HPHN	Grt/Nrt: 22,091/12,213
Register Number: 8105739
hereinafter called the Vessel, on the following terms and conditions:

Definitions

"Banking days" are days on which banks are open both in the country of the currency stipulated for the Purchase Price in Clause 1 and in the place of closing stipulated in Clause 8.

"In writing" or "written" means a letter handed over from the Sellers to the Buyers or vice versa, a registered letter, telex, telefax or other modern form of written communication.

"Classification Society" or "Class" means the Society referred to in line 4.

1.	Purchase Price USD 7,800,000 (United States Dollars Seven Million Eight Hundred Thousand only) in cash.

2.	Deposit

As security for the correct fulfilment of this Agreement the Buyers shall pay a deposit of 10% (ten per cent) of the Purchase Price within 3 banking days from ~~the date of this Agreement~~ the signing of the Memorandum of Agreement by both parties by telefax or e-mail. This deposit shall be placed with Comerica Bank, Two Embarcadero Center 300, San Francisco CA 9411 and held under ~~by them in~~ a joint account of ~~for~~ the Sellers and the Buyers, in the bank designated by the Sellers, and shall ~~to~~ be released to the Sellers' nominated account, in accordance with joint written instructions of the Sellers and the Buyers, as a part of the purchase price upon delivery of the vessel.. Interest earned on the deposit, if any, to be credited to the Buyers. Any fee charged for holding the said deposit shall be borne equally by the Sellers and the Buyers.

3.	Payment

The balance of the said Purchase Price shall be paid in full free of bank charges to : ,Comerica Bank Two Embarcadero Center 300, San Francisco CA 9411, ABA: 121137522, Credit: PLM International, Inc., Acct: 1891533166, Swift Code: MNBDUS33, against and upon presentation of the original or fax copy of the protocol of ~~on~~ delivery and acceptance of the Vessel, duly signed by the Sellers' and the Buyers' authorized representatives, but not later than 3 banking days after the Vessel is in every respect physically ready for delivery in accordance with the terms and conditions of this Agreement and Notice of Readiness has been given in accordance with Clause 5.

This document is a computer generated SALEFORM 1993 form printed by authority of the Norwegian Shipbrokers' Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers' Association assume no responsibility for any toss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

4.	Inspections

a)*
~~The Buyers have inspected and accepted the Vessel's classification records. The Buyers have also inspected the Vessel at/in                  on                        and have accepted the Vessel following this inspection and the sale is outright and definite, subject only to the terms and conditions of this Agreement.~~

b)*
~~The Buyers shall have the right to inspect the Vessel's classification records and declare whether same are accepted or not within~~
~~The Sellers shall provide for inspection of the Vessel at/in~~
~~The Buyers shall undertake the inspection without undue delay to the Vessel. Should the Buyers cause undue delay they shall compensate the Sellers for the losses thereby incurred. The Buyers shall inspect the Vessel without opening up and without cost to the Sellers. During the inspection, the Vessel's deck and engine log books shall be made available for examination by the Buyers. If the Vessel is accepted after such inspection, the sale shall become outright and definite, subject only to the terms and conditions of this Agreement, provided the Sellers receive written notice of acceptance from the Buyers within 72 hours after completion of such inspection.~~
~~Should notice of acceptance of the Vessel's classification records and of the Vessel not be received by the Sellers as aforesaid, the deposit together with interest earned shall be released immediately to the Buyers, whereafter this Agreement shall be null and void.~~

~~*             4 a) and 4b) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 4a) to apply.~~

5.	Notices, time and place of delivery

a)
The Sellers shall keep the Buyers well informed of the Vessel's itinerary and shall provide the Buyers with approximately 21, 14, 7, and 3 days notice prior of the estimated deliver date ~~time of arrival~~ at the intended place, and 1 day definite notice of delivery date and place shall be made. ~~of drydocking/underwater inspection/delivery.~~ When the Vessel is at the place of delivery and in every respect physically ready for delivery in accordance with this Agreement, the Sellers shall give the Buyers a written Notice of Readiness for delivery.

b)
The Vessel shall be delivered in the drydock in Turkey if Buyers elect to carry out additions works otherwise alongside or ~~and taken over safely afloat~~ at a safe ~~and accessible berth or~~ Anchorage ~~-at/in~~ in the Sellers' option-,upon completion of drydocking works.

Expected time of delivery: 1st January 2007 - 31st January 2007 in Sellers' option.

Date of cancelling (see Clauses 5 c), 6 b) (iii) and 14): 28th February in Buyers' option.

c)
If the Sellers anticipate that, notwithstanding the exercise of due diligence by them, the Vessel will not be ready for delivery by the cancelling date they may notify the Buyers in writing stating the date when they anticipate that the Vessel will be ready for delivery and propose a new cancelling date. Upon receipt of such notification the Buyers shall have the option of either cancelling this Agreement in accordance with Clause 14 within 48 hours ~~7 running days~~ of receipt of the notice or of accepting the new date as the new cancelling date. If the Buyers have not declared their option within 48 hours ~~7 running days~~ of receipt of the Sellers' notification or if the Buyers accept the new date, the date proposed in the Sellers' notification shall be deemed to be the new cancelling date and shall be substituted for the cancelling date stipulated in line 61.

If this Agreement is maintained with the new cancelling date all other terms and conditions hereof including those contained in Clauses 5 a) and 5c) shall remain unaltered and in full force and effect. Cancellation or failure to cancel shall be entirely without prejudice to any claim for damages the Buyers may have under Clause 14 for the Vessel not being ready by the original cancelling date.

d)
Should the Vessel become an actual, constructive or compromised total loss before delivery the deposit together with interest earned shall be released immediately to the Buyers whereafter this Agreement shall be null and void.

This document is a computer generated SALEFORM 1993 form printed by authority of the Norwegian Shipbrokers' Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers' Association assume no responsibility for any toss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

6.	Drydocking/Divers Inspection

The vessel will drydock in Turkey just prior to delivery of the vessel to Buyers where she will pass special survey and drydock survey in line with V.Ships specification which will be attached to the Memorandum of Agreement ( as Appendix I).

If Buyers elect not to carry out any works in drydock after Sellers have completed their works, then Sellers will tender Notice of Readiness and deliver the vessel to the Buyers in the dry-dock. Buyers will be responsible for any extra costs/expenses that arise from their works carried out in drydock. If Buyers elect no to carry out any works then the Sellers will undock the vessel and will tender Notice of Readiness and deliver the vessel to the Buyers alongside or at a safe anchorage.

Cost of docking/undocking shall be in all cases for Sellers' account.

~~a)**~~
~~The Sellers shall place the Vessel in drydock at the port of delivery for inspection by the Classification Society of the Vessel's underwater parts below the deepest load line, the extent of the inspection being in accordance with the Classification Society's rules. If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel's class, such defects shall be made good~~—~~at the~~—~~Sellers' expense to the satisfaction of the Classification Society without condition/recommendation*.~~

~~b)**~~
~~(i) The Vessel is to be delivered without drydocking. However, the Buyers shall have the right at their expense to arrange for an underwater inspection by a diver approved by the Classification Society prior to the delivery of the Vessel. The Sellers shall at their cost make the Vessel available for such inspection. The extent of the inspection and the conditions under which it is performed shall be to the satisfaction of the Classification Society. If the conditions at the port of delivery are unsuitable for such inspection, the Sellers shall make the Vessel available at a suitable alternative place near to the delivery port~~

~~(ii)     If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel's class, then unless repairs can be carried out afloat to the satisfaction of the Classification Society, the Sellers shall arrange for the Vessel to be drydocked at their expense for inspection by the Classification Society of the Vessel's underwater parts below the deepest load line, the extent of the inspection being in accordance with the Classification Society's rules. If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel's class, such defects shall be made good~~—~~by the Sellers at their expense to the satisfaction of the Classification Society without condition/recommendation*. In such event the Sellers are to pay also for the cost of the underwater inspection and the Classification Society's attendance.~~

~~(iii)    If the Vessel is to be drydocked pursuant to Clause 6 b) (ii) and no suitable dry docking facilities are available at the port of delivery, the Sellers shall take the Vessel to a port where suitable drydocking facilities are available, whether within or outside the delivery range as per Clause 5 b). Once drvdocking has taken place the Sellers shall deliver the Vessel at a port within the delivery range as per Clause 5 b) which shall, for the purpose of this Clause, become the new port of delivery. In such event the cancelling date provided for in Clause 5 b)) shall be extended by the additional time required for the drydocking and extra steaming, but limited to a maximum of 14 running days.~~

~~c)~~	~~If the Vessel is drvdocked pursuant to Clause~~ 6 a) ~~or~~ 6 b) ~~above~~

~~(i)     the Classification Society may require survey of the tailshaft system, the extent of the survey being to the satisfaction of the Classification surveyor. If such survey is not required by the Classification Society, the Buyers shall have the right to require the tailshaft to be drawn and surveyed by the Classification Society, the extent of the survey being in accordance with the Classification Society's rules for tailshaft survey and consistent with the current stage of the Vessel's survey cycle. The Buyers shall declare whether they require the tailshaft to be drawn and surveyed not later than by the completion of the inspection by the Classification Society. The drawing and refitting of the tailshaft shall be arranged by the Sellers. Should any parts of the tailshaft system be condemned or found defective so as to affect the Vessel's class, those parts shall be renewed or made good at the Sellers' expense to the satisfaction of theClassification Society without condition/recommendation*.~~

This document is a computer generated SALEFORM 1993 form printed by authority of the Norwegian Shipbrokers' Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers' Association assume no responsibility for any toss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

~~(ii)    the expenses relating to the survey of the tailshaft system shall be borneby the Buyers unless the Classification Society requires such survey to be carried out, in which case the Sellers shall pay these expenses. The Sellers shall also pay the expenses if the Buyers require the survey and parts of the system are condemned or found defective or broken so as to affect the Vessel's class*.(iii) the expenses in connection with putting the Vessel in and taking her out of drydock, including the drydock dues and the Classification Society's fees shall be paid by the Sellers if the Classification Society issues any condition/recommendation* as a result of the survey or if it requires survey of the tailshaft system. In all other cases the Buyers shall pay the aforesaid expenses, dues and fees.(iv) the Buyers' representative shall have the right to be present in the drydock, but without interfering with the work or decisions of the Classification surveyor.~~

~~(v)    the Buyers shall have the right to have the underwater parts of the Vessel cleaned and painted at their risk and expense without interfering with the Sellers' or the Classification surveyor's work, if any, and without affecting the Vessel's timely delivery. If, however, the Buyers' work in drydock is still in progress when the Setters have completed the work which the Sellers are required to do, the additional docking time needed to complete the Buyers' work shall be for the Buyers'risk and expense. In the event that the Buyers' work requires such additional time, the Sellers may upon completion of the Sellers' work tender Notice of Readiness for delivery whilst the Vessel is still in drydock and the Buyers shall be obliged to take delivery in accordance with~~ Clause 3, ~~whether the Vessel is in drydock or not and irrespective of~~ Clause 5-b).

~~*~~ 	~~Notes, if any, in the surveyor's report which are accepted by the Classification Society without condition/recommendation are not to be taken into account.~~

~~**~~ 	~~6 a) and 6 b) are alternatives; delete whichever is not applicable. In tho absence of deletions, alternative 6 a) to apply.~~

7.	Spares/bunkers, etc.

The Sellers shall deliver the Vessel to the Buyers with everything belonging to her on board, on order, if any, ~~and on shore,~~ including all navigational aids, all safety equipments etc. spares and stores broached and unbroached with no extra cost. All spare parts and spare equipment including spare tail-end shaft(s) and/or spare propeller(s)/propeller blade(s), if any, belonging to the Vessel at the time of inspection used or unused, whether on board or not shall become the Buyers' property, but spares on order are to be excluded. Forwarding charges, if any, shall be for the Buyers' account. The Sellers are not required to replace spare parts including spare tail - end shaft(s) and spare propeller(s)/propeller blade(s) which are taken out of spare and used as replacement prior to delivery, but the replaced items shall be the property of the Buyers. The radio installation and navigational equipment shall be included in the sale without extra payment if they are the property of the Sellers. Unused stores and provisions shall be included in the sale and be taken over by the Buyers without extra payment.

The Sellers have the right to take ashore crockery, plates, cutlery, linen and other articles bearing the Sellers' flag or name, provided they substitute for the ~~replace~~ same an adequate number of ~~with~~ similar unmarked items. Personal and Charter's Book, cassetes and ~~Library,~~ forms, etc., exclusively for use in the Sellers' vessel(s), shall be taken ashore before delivery, ~~excluded without compensation.~~ Captain's, Officers' and Crew's personal belongings including the slop chest, log books and original Certificates are to be excluded from the sale, as well as the ~~following additional items (including~~ items on hire): gas bottles (oxygen, acetylene, freon) and Videotel Safety Videos. There will be credit for the gas bottles deposit, but none for the Videotel. Buyers have the right to take photo copies of deck and engine log books.

~~The Buyers shall take over the remaining bunkers~~ The bunkers remain the property of the Charterers Alcoa, U.S.A. and Buyers not to pay for same. Buyers, also to pay extra for the remaining ~~and~~ unused lubricating oils (in ~~storage~~ tanks and ~~sealed~~ in unbroached drums) at Sellers' net contract price of last supply as evidenced by vouchers. ~~and pay the current net market price (excluding barging expenses) at the port and date of delivery of the Vessel.~~

This document is a computer generated SALEFORM 1993 form printed by authority of the Norwegian Shipbrokers' Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers' Association assume no responsibility for any toss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

~~Payment under this Clause shall be made at the same time and place and in the same currency as the Purchase Price.~~

8.	Documentation

The place of closing: to be agreed

In exchange for payment of the Purchase Price the Sellers shall furnish the Buyers with delivery ~~documents, namely:~~ all reasonably, as per normal practice, required documents for the vessel's legal transfer of ownership and new registry. Same to be mutually agreed and placed in an Addendum to them.

~~a)~~
~~Legal Bill of Sale in a form recordable in  (the country in which the Buyers are to register the Vessel), warranting that the Vessel is free from all encumbrances, mortgages and maritime liens or any other debts or claims whatsoever, duly notarially attested and legalized by the consul of such country or other competent authority.~~

~~b)~~ 	~~Current Certificate of Ownership issued by the competent authorities of the flag state of the Vessel.~~

~~c)~~ 	~~Confirmation of Class issued within 72 hours prior to delivery.~~

~~d)~~ 	~~Current Certificate issued by the competent authorities stating that the Vessel is free from registered encumbrances.~~

e)
Original Certificate of Deletion of the Vessel from the Vessel's registry ~~or other official evidence of deletion appropriate to the Vessel's registry at the time of delivery, or, in the event that the registry does not as a matter of practice issue such documentation immediately, a written undertaking by the Sellers to effect deletion from the Vessel's registry forthwith and furnish a Certificate or other official evidence of deletion to the Buyers promptly and latest~~ to be provided within -~~4~~ 30 days after delivery of the vessel. However the Sellers shall provide a letter of undertaking to delete at time of delivery ~~(four) weeks after the Purchase Price has been paid and the Vessel has been delivered.~~

~~f)~~
~~Any such additional documents as may reasonably be required by the competent authorities for the purpose of registering the Vessel, provided the Buyers notify the Sellers of any such documents as soon as possible after the date of this Agreement.~~

At the time of delivery the Buyers and Sellers shall sign and deliver to each other a Protocol of Delivery and Acceptance confirming the date and time of delivery of the Vessel from the Sellers to the Buyers.

~~At the time of~~ After delivery the Sellers shall forward ~~hand~~ to the Buyers all plans, instruction books as they are onboard, ~~the classification certificate(s) as well as all Plans etc., which are on board the Vessel. Other certificates which are on board the Vessel shall also be handed over to the Buyers unless the Sellers are required to retain same, in which case the Buyers to have the right to take copies. Other technical documentation which may be in the Sellers' possession shall be promptly forwarded to the Buyers at their expense, if they so request.~~ The Sellers undertake to forward to the Buyers at the Buyers' expense and risk, as soon as possible all plans/books/drawings etc. in their possesion ashore. The Sellers may keep the Vessel's log books but the Buyers to have the right to take copies of same.

9.	Encumbrances

The Sellers warrant that the Vessel, at the time of delivery, is free from all charters, encumbrances, mortgages and maritime liens or any other debts whatsoever. The Sellers hereby undertake to indemnify the Buyers against all consequences of claims made against the Vessel which have been incurred prior to the time of delivery.

10.	Taxes, etc.

Any taxes, fees and expenses in connection with the purchase and registration under the Buyers' flag shall be for the Buyers' account, whereas similar charges in connection with the closing of the Sellers' register shall be for the Sellers' account.

This document is a computer generated SALEFORM 1993 form printed by authority of the Norwegian Shipbrokers' Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers' Association assume no responsibility for any toss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

11.	Condition on delivery

The Vessel with everything belonging to her shall be at the Sellers' risk and expense until she is delivered to the Buyers, but subject to the terms and conditions of this Agreement she shall be delivered and taken over as she was at the time of inspection, fair wear and tear excepted. However, the Vessel shall be delivered with her class maintained without ~~condition~~/recommendation*, free of average damage affecting the Vessel's present class, and with her classification certificates and all National/international trading certificates, as well as all other certificates of the Vessel shall be clean, ~~had at the time of inspection,~~ valid and unextended without ~~condition~~/recommendation* by Class or the relevant authorities ~~at the time of delivery.,~~ for minimum 3 months from time of delivery and all continuous machinery survey cycles to be valid minimum 3 months after delivery. ~~"Inspection" in this Clause 11, shall mean the Buyers' inspection according to Clause 4 a) or 4 b), if applicable, or the Buyers' inspection prior to the signing of this Agreement. If the Vessel is taken over without inspection, the date of this Agreement shall be the relevant date.~~

~~*~~ 	~~Notes, if any, in the surveyor's report which are accepted by the Classification Society without condition/recommendation are not to be taken into account.~~

12.	Name/markings

Upon delivery the Buyers undertake to change the name of the Vessel and alter funnel markings.

13.	Buyers'default

Should the deposit not be paid in accordance with Clause 2. the Sellers have the right to cancel this Agreement, and they shall be entitled to claim compensation for their losses and for all expenses incurred together with interest.
Should the Purchase Price not be paid in accordance with Clause 3. the Sellers have the right to cancel the Agreement, in which case the deposit together with interest earned shall be released to the Sellers. If the deposit does not cover their loss, the Sellers shall be entitled to claim further compensation for their losses and for all expenses incurred together with interest.

14.	Sellers' default

Should the Sellers fail to give Notice of Readiness in accordance with Clause 5 a) or fail to be ready to validly complete a legal transfer by the date stipulated in line 61 the Buyers shall have the option of cancelling this Agreement provided always that the Sellers shall be granted a maximum of 3 banking days after Notice of Readiness has been given to make arrangements for the documentation set out in Clause 8. If after Notice of Readiness has been given but before the Buyers have taken delivery, the Vessel ceases to be physically ready for delivery and is not made physically ready again in every respect by the date stipulated in line 61 and new Notice of Readiness given, the Buyers shall retain their option to cancel. In the event that the Buyers elect to cancel this Agreement the deposit together with interest earned shall be released to them immediately.
Should the Sellers fail to give Notice of Readiness by the date stipulated in line 61 or fail to be ready to validly complete a legal transfer as aforesaid they shall make due compensation to the Buyers for their loss and for all expenses together with interest if their failure is due to proven negligence and whether or not the Buyers cancel this Agreement.

15.	Buyers' representatives

After the Memrandum of Agreement ~~this Agreement~~ has been signed by both parties and the deposit has been lodged, in accordance with clause 2 above, the Buyers shall retain ~~have~~ the right to place upto maximum two (2) representatives only on board the Vessel for the purpose of familiarization with the vessel and shall in no manner interfere with the instructions or work with regard to the drydock specification and special survey work, at their sole risk and expense. ~~upon arrival at on or about~~ These representatives are on board for the purpose of familiarisation and in the capacity of observers only, and they shall not interfere in any respect with the operation of the Vessel and/or crew work. The Buyers' representatives shall sign the Sellers' letter of indemnity forms, prior to their embarkation, stating that the Buyers' familiarization boarding is always at the risk and expense of the Buyers and that any and all representative(s) shall be subject to the command of the Master of the vessel.

This document is a computer generated SALEFORM 1993 form printed by authority of the Norwegian Shipbrokers' Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers' Association assume no responsibility for any toss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

16.	Arbitration

a)*
This Agreement shall be governed by and construed in accordance with English law and any dispute arising out of this Agreement shall be referred to arbitration in London in accordance with the Arbitration Acts 1950 and 1979 or any statutory modification or re-enactment thereof for the time being in force, one arbitrator being appointed by each party. On the receipt by one party of the nomination in writing of the other party's arbitrator, that party shall appoint their arbitrator within fourteen days, failing which the decision of the single arbitrator appointed shall apply. If two arbitrators properly appointed shall not agree they shall appoint an umpire whose decision shall be final.

~~b)*~~
~~This Agreement shall be governed by and construed in accordance with Title 9 of the United States Code and the Law of the State of New York and should any dispute arise out of this Agreement, the matter in dispute shall be referred to three persons at New York, one to be appointed by each of the parties hereto, and the third by the two so chosen; their decision or that of any two of them shall be final, and for purpose of enforcing any award, this Agreement may be made a rule of the Court.~~
~~The proceedings shall be conducted in accordance with the rules of the Society of Maritime Arbitrators, Inc. New York.~~

~~c)*~~ 	~~Any dispute arising out of this Agreement shall be referred to arbitration at, subject to the procedures applicable there. The laws of shall govern this Agreement.~~

*	16 a), 16 b) and 16 c) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 16 a) to apply.

Clause 17
The Sale to include timecharter to Alcoa, USA at usd 12,000 daily until latest March 2007 by the Charterers and by signing tri-partite agreement among Sellers and Buyers and Charterers by fax or by email.

Clause 18
The vessel shall be delivered to the Buyers with holds clean swept suitable for continued operations, and free of stowaways.

Clause 19
The Buyers have accepted the vessel and her LR class records therefore the Sale is clean, definite and outright.

For the Sellers: Crusader Vessel Ltd Partership

Name:

Title:

Date:

For the Buyers: Bulk Crusader Inc. - B.V.I.

Name:

Title:

Date:

This document is a computer generated SALEFORM 1993 form printed by authority of the Norwegian Shipbrokers' Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers' Association assume no responsibility for any toss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.